Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-288432 and Form S-8 Nos. 333-272967, 333-260098, 333-259175, 333-280401 and 333-289299 of Trulieve Cannabis Corp. of our report dated February 26, 2026, relating to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, and the effectiveness of Trulieve Cannabis Corp.’s internal control over financial reporting as of December 31, 2025, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York

February 26, 2026